Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Monday, March 26, 2007	TRADED: Nasdaq
LANCASTER COLONY SELLS AN AUTOMOTIVE ACCESSORY BUSINESS
     COLUMBUS, Ohio, Mar. 26 — Lancaster Colony Corporation (Nasdaq: LANC) announced today that as part of its strategic alternative review of nonfood operations the company has sold substantially all of the operating assets of its automotive accessory operations located in Wapakoneta, Ohio to KN Rubber, LLC, a portfolio company of Kinderhook Industries, LLC, a New York-based private equity firm. Products manufactured at this location include pickup truck bed mats as well as truck and trailer splashguards.
     The company estimates that the cash transaction will result in a pretax gain of approximately $1 to $2 million, subject to customary post-closing adjustments. The gain will be reflected in the results for the company’s fiscal third quarter ending March 31, 2007.
     John B. Gerlach, Jr., chairman and CEO of Lancaster Colony Corporation, said, “This divestiture is consistent with our objective of minimizing our exposure to the transportation sector. We appreciate the contributions of our former employees and wish them well under the new ownership.” This operation generated net sales of approximately $26 million for the fiscal year ended June 30, 2006.
     We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward—looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in energy and raw-material costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements that are based on current expectations. We undertake no obligation to update such forward-looking statements. Specific influences relating to forward-looking statements are numerous, including the uncertainty regarding the effect or outcome of our decision to explore strategic alternatives among our nonfood operations. More detailed statements regarding significant events that could affect our financial results are included in our annual report on Form 10-K as filed with the Securities and Exchange Commission.
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FOR FURTHER INFORMATION:	Investor Relations Consultants, Inc. Phone: 727/781-5577 or E-mail: lanc@mindspring.com